August 1, 1996



James Reid-Anderson
1160 North Sheridan Road
Lake Forest, IL 60045

Dear Jim:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer for Dade International Inc.

In this position, you will report directly to me and will be responsible for the corporate-wide management of the financial function as well as serve as a member of Dade's leadership team. My careful consideration of your requests and suggestions is reflected in the terms of employment offered here:

1) Your annual salary will be $330,000 per year. Your start date will be as soon as possible and mutually agreed upon. It will not be later than September 15, 1996.

2) You will participate in the 1996 Management Incentive Compensation Plan. Your target bonus will be 45% of your annual salary ($148,500). For 1996 a minimum of $148,500 will be paid. The maximum payout in future years under this plan is 230% of your target bonus or $341,550. Overachievement is based on both company and individual performance. Your overachievement for 1996 will be prorated based on months of service. Specific details and a plan document will be available following the Board of Directors' approval of the 1996 Management Incentive Compensation Plan which is in process.

3) You and your dependents will be eligible to participate in the various Dade employee benefit plans. You will also be eligible to participate in the Dade retirement plans consistent with Dade policy.

4) As a senior executive of the Company, you will also be eligible to participate in Dade's supplemental pension and 401 (K) programs.

5) You will be eligible for Dade's executive physical and vacation programs as defined in corporate policy.

6) Your office will be in the headquarters building located at 1717 Deerfield Road, Deerfield, Illinois.

7) You will be eligible to participate in Dade's Long-Term Incentive Plan ("LTI"). This is the equity plan established by the Board of Directors for the senior executives of Dade International. As we have discussed, and as I hope has been echoed by the team and our shareholders, we truly believe the Dade platform offers the opportunity for substantial rewards. As a senior executive, your participation in the LTI will include the opportunity to invest directly in Dade stock instruments as follows:

  I. Purchased Equity

                            Grant  Price/Share  Cost
     -------------------------------------------------
     Common L                 400     $44.00   $17,600
     Common                 3,600     $ 4.00   $14,400

     Up Front Investment                       $32,000

 II. Stock Options

                                   Grant   Price/Share
     -------------------------------------------------
     Time Options                  47,000    $ 4.00

     Performance Options
     Tranche I                     11,000    $ 7.00
     Tranche II                    11,000    $16.00

Notes:

     A. 40,000 time options vest on 12/31/96, or upon the sale of the company before a public offering.

     B.   7,000 time options vest 20% per year starting on May 7, 1997.

     C. If there is no public market for the shares, and employment is terminated for any reason other than cause, all vested stock will be subject to policy as stated in the Dade Long-Term Incentive Plan.

8) Should you be involuntarily terminated for any reason other than material dishonesty or material gross misconduct, the company will provide to you salary continuation for a period of either 18 months or until you secure another position, whichever comes first.

Consistent with Dade's employment policies, this offer is contingent upon you completing the formal application of employment, appropriate background check and passing a drug screening test.

Jim, I am delighted by the prospect of having you as a part of my management team. We have a once in a lifetime opportunity to build a truly great company while achieving significant personal rewards. Your talents and energy will make a significant difference for Dade International. I look forward to you joining the team.

Best regards,


/s/Scott T. Garrett
--------------------------
Scott T. Garrett

P.S.: Your early response and commitment would be greatly appreciated. I would like to inform the Board of your decision on Friday. I will make sure that confidentiality is maintained.

I accept this offer:


/s/James Reid-Anderson                   August 2, 1996
--------------------------------         -------------------------------------
James Reid-Anderson                      Date